SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 29, 2009

SIGA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-23047	13-3864870
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

420 Lexington Avenue, Suite 408 New York, New York (Address of principal executive offices)	10170 (Zip code)

Registrant’s telephone number, including area code:  (212) 672-9100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

    On January 29, 2009, SIGA Technologies, Inc. (“SIGA”) and Thomas N. Konatich, SIGA’s Chief Financial Officer, agreed not to extend the current term of Mr. Konatich’s employment agreement, and therefore his employment with SIGA terminated effective January 31, 2009.

    In connection with Mr. Konatich’s departure, SIGA entered into a Separation and Release Agreement (the “Separation Agreement”) with Mr. Konatich on January 29, 2009.  Pursuant to the Separation Agreement, Mr. Konatich resigned as Vice President, Chief Financial Officer, Treasurer and Secretary of SIGA, effective January 31, 2009.  In addition, all existing employment agreements between SIGA and Mr. Konatich, including the Amended and Restated Employment Agreement as disclosed by SIGA in its Form 8-K filed on January 22, 2007, were terminated.

    Mr. Konatich will receive his base salary of $250,000 for a period of six months following the Termination Date.  In addition, provided that Mr. Konatich timely elects COBRA continuation coverage for health insurance benefits and Mr. Konatich does not become employed by a third party which provides medical and dental benefits, SIGA will provide to Mr. Konatich health insurance benefits through July 31, 2009.  The Separation Agreement further provides that certain vested stock options granted to Mr. Konatich under SIGA’s Amended and Restated 1996 Incentive and Non-Qualified Stock Option Plan, which would otherwise expire within 90 days of the Termination Date, will be extended until December 31, 2009.

    As of February 1, 2009, Ayelet Dugary became acting Chief Financial Officer of SIGA.  Mrs. Dugary, 41, has served as SIGA’s Director of Finance and Controller since December 2004, where she was responsible for SIGA’s financial planning and reporting, including SIGA’s SEC filings and communication with the Board of Directors.  From 1997 to 2004, Mrs. Dugary served in various positions of increasing responsibility with PricewaterhouseCoopers, LLP, the last of which was Senior Manager, where she gained substantial auditing experience and assisted clients in the development of their financial reporting and regulatory compliance.  Mrs. Dugary holds an MBA from the University of Santa Clara, CA.

    On January 22, 2007, Mrs. Dugary entered into an agreement with SIGA to become its Director of Finance and Controller (the “Dugary Employment Agreement”), which agreement shall automatically renew on each anniversary of such date unless notice of non-renewal is given thirty days prior to such anniversary.

    Under the Dugary Employment Agreement, Mrs. Dugary receives an annual base salary of $180,000 and an annual bonus of $40,000.  Mrs. Dugary is also eligible to receive such additional bonus payments (in either cash or stock options) as may be approved by the Board of Directors in its sole discretion.  Mrs. Dugary is entitled to participate in the benefit plans and programs, and receives the benefits and perquisites, generally provided by SIGA to senior executives.

    SIGA may terminate the Dugary Employment Agreement with or without cause (as such term is defined in the Dugary Employment Agreement), provided that upon any termination by SIGA without cause (including, without limitation, termination without cause upon a change in control, as such term is defined in the Dugary Employment Agreement), or termination by Mrs. Dugary for good reason (as such term is defined in the Dugary Employment Agreement), SIGA will be obligated to continue to pay Mrs. Dugary’s base salary for one year, and all stock options and other stock-based grants to Mrs. Dugary shall immediately and irrevocably vest and become exercisable upon the date of termination and shall remain exercisable for a period of not less than one year from the date of termination.

    The Dugary Employment Agreement also contains, among other things, covenants imposing on her certain obligations with respect to confidentiality and proprietary information, and restricting her ability to engage in certain activities in competition with SIGA and from soliciting employees and customers of SIGA during her employment and for a period of 24 months after termination.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                SIGA TECHNOLOGIES, INC.

                             By: /s/Ayelet Dugary
                               Name: Ayelet Dugary
                               Title:   Acting Chief Financial Officer

Date:  February 3, 2009